Exhibit 99.2

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Announces David Rynne to Retire as Director

FREMONT, CA—January 10, 2008—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced that David Rynne has elected not to stand for re-election to the SYNNEX Board of Directors for the 2008-2009 term and will retire from the Company’s Board effective March 18, 2008.

Mr. Rynne has served as a member of the SYNNEX Board since 2003 and was instrumental in providing guidance and direction to the Company during its transformation from a private company to a public entity in November 2003. During fiscal 2007, he was a member of both the Board’s Audit Committee and Nominating and Corporate Governance Committee.

“We want to thank David Rynne for his guidance and wisdom while serving as a member of the SYNNEX Board of Directors,” said Matthew Miau, Chairman of the SYNNEX Board of Directors. “We have been very fortunate to have someone of David’s caliber and integrity to help guide the Company during its formative years as SYNNEX achieved significant growth and matured as a public company.”

“The Board of Directors is grateful to David Rynne for his many years of dedicated service to SYNNEX Corporation,” stated Fred Breidenbach, Chairman of the SYNNEX Nominating and Corporate Governance Committee. “David has been a valuable member of the SYNNEX Board of Directors and we wish him well in the future.”

With Mr. Rynne’s retirement, the SYNNEX Board will include seven members, five of whom are independent directors.

About SYNNEX

Founded in 1980, SYNNEX Corporation, a Fortune 500 company, is a leading business process services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX’ service offering includes product distribution, logistics services, business process outsourcing and contract assembly. SYNNEX’ vendor base includes the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2008 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation